UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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LADENBURG THALMANN FINANCIAL SERVICES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LADENBURG THALMANN FINANCIAL SERVICES INC.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ladenburg Thalmann Financial Services Inc. will hold its annual meeting of shareholders at its offices located at 4400 Biscayne Boulevard, Miami, Florida, 33137 on September 28, 2012 at 10:00 a.m., for the following purposes, as further described in the attached proxy statement:

1. to elect twelve directors to our board of directors;

2. to hold an advisory vote on executive compensation, which we refer to as the “say on pay vote”;

3. to approve the Amended and Restated Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan;

4. to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2012; and

5. to transact any other business properly presented at the meeting and at any postponements or adjournments.

You may vote at the meeting and at any postponements or adjournments thereof if you were a record owner of our common stock at the close of business on August 15, 2012.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

President and Chief Executive Officer

Miami, Florida
August 27, 2012

i

LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for the 2012 annual meeting of shareholders to be held on September 28, 2012. This proxy statement and the enclosed form of proxy contain important information for you to consider in deciding how to vote on the matters brought before the annual meeting.

We first sent this proxy statement to shareholders on or about August 27, 2012. Our board of directors set August 15, 2012 as the record date for the 2012 annual meeting. Shareholders of record who owned our common stock at the close of business on that date may vote at and attend the 2012 annual meeting. As of the record date, we had issued and outstanding 183,683,661 shares of common stock, which is our only outstanding class of voting securities. Each holder of our common stock is entitled to one vote for each share held on the record date.

What matters am I voting on?

You will be voting on:

•	the election of twelve directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;
•	an advisory vote on executive compensation, which we refer to as the say on pay vote;
•	approval of the Amended and Restated Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan;
•	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2012; and
•	any other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on August 15, 2012, the record date, may vote at the meeting. As of the close of business on the record date, 183,683,661 shares of our common stock were outstanding. Each shareholder has one vote for each share of common stock owned on the record date.

When and where is the meeting?

We will hold the meeting on September 28, 2012, at 10:00 a.m. local time at our offices located at 4400 Biscayne Blvd., Miami, Florida 33137.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures described in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

•	FOR the election of the director nominees listed below under Proposal I;
•	FOR the advisory vote on executive compensation described under Proposal II;
•	FOR the approval of Amended and Restated Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan described under Proposal III; and
•	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2012 as described under Proposal IV.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary at Ladenburg Thalmann Financial Services Inc., 520 Madison Avenue, 9th Floor, New York, New York 10022, Attn: Corporate Secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present, in person or by proxy, at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If less than a majority of outstanding shares entitled to vote is represented at the annual meeting, then a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

If I hold shares in the name of a broker, bank or other nominee, who votes my shares?

If your shares are held in “street name” (that is, if they are held in the name of a bank, broker or other nominee), then your bank, broker or other nominee will provide you with voting instructions. It will then be the nominee’s responsibility to vote your shares for you in the manner you direct.

Under applicable rules of national securities exchanges, brokers may generally vote on routine matters, such as the ratification of our independent auditor as set forth in Proposal IV. Brokers may not vote on non-routine matters, such as the election of directors set forth in Proposal I and each of the matters set forth in Proposals II and III, unless they have received voting instructions from the person for whom they are holding shares. Consequently, it is very important that you vote your shares for the election of directors, for the non-binding advisory vote on executive compensation and for the Amended and Restated Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan. If you do not provide voting instructions to your broker, then your broker cannot vote on any non-routine matter, and the broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. That is generally referred to as a “broker non-vote.”

Other than the ratification of our auditors as set forth in Proposal IV, all other proposals described in this proxy statement are non-routine matters; therefore, we strongly encourage you to provide instructions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This will ensure that your shares are voted at the meeting.

If your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. If your shares are held in “street name”, you will not be able to vote at the meeting unless you have a proxy card from your broker.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but they are not counted as votes either in favor of or against any matter to be brought before the annual meeting.

How may I vote?

You may vote your shares by submitting your proxy by mail or by attending the meeting. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting. As described above, if your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting.

How many votes are needed for approval of each matter?

With respect to the election of directors, assuming a quorum is present at the annual meeting, nominees for directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the twelve individuals who receive the greatest number of votes cast “FOR” are elected as directors. If a quorum is present at the annual meeting, each other proposal described in this proxy statement and any other proposal that may properly be brought before the meeting will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast opposing such proposal.

Are there any rules regarding admission to the annual meeting?

Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	your identity by reviewing a valid form of government-issued photo identification, such as a driver’s license; and
•	that you were, or are validly acting for, a shareholder of record on the record date by:
➢	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;
➢	if you hold your shares in street name, reviewing other evidence of your stock ownership, such as a brokerage or bank statement that shows that you held our common stock as of the record date; or
➢	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of common stock on August 15, 2012, then you will not be admitted to, or permitted to vote at, the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

Share Ownership

The table below shows the number of shares of our common stock beneficially owned as of August 15, 2012 by (i) those persons or groups known to beneficially own more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table below, who we refer to as Named Executive Officers and (iv) all directors and executive officers as a group. Percentage ownership information is based on 183,684,661 shares of our common stock issued and outstanding as of August 15, 2012.

	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares		Percent
Phillip Frost, M.D. and related entities 4400 Biscayne Boulevard, 15th Floor Miami, Florida 33137	68,667,130	(1)	34.63%
New Valley LLC 100 S.E. Second Street Miami, Florida 33131	14,891,205	(2)	8.06%
Howard M. Lorber	4,631,674	(3)	2.50%
Mark Zeitchick	4,476,236	(4)	2.41%
Richard J. Rosenstock	3,346,086	(5)	1.82%
Richard J. Lampen	2,960,250	(6)	1.59%
Jacqueline M. Simkin	1,715,640	(7)	*
Adam Malamed	1,247,478	(8)	*
Saul Gilinski	1,113,600	(9)	*
Dr. Richard M. Krasno	395,500	(10)	*
Brett H. Kaufman	221,250	(11)	*
Henry C. Beinstein	182,835	(12)	*
Jeffrey S. Podell	162,013	(13)	*
Brian S. Genson	160,000	(14)	*
Dmitry Kolosov	0		*
All directors and executive officers as a group (14 persons)	89,279,692	(15)	42.99%

*	Less than 1 percent.
(1)	Represents (i) 11,033,699 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Florida law (“Gamma Trust”), (ii) 43,013,431 shares of common stock held by Frost Nevada Investments Trust (“Nevada Trust”), a trust organized under Florida law, (iii) 3,620,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost and (iv) 11,000,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Nevada Trust. Dr. Frost is the sole trustee of both Gamma Trust and Nevada Trust. As the sole trustee of Gamma Trust and Nevada Trust, Dr. Frost may be deemed the beneficial owner of all shares owned by Gamma Trust and Nevada Trust, respectively, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by such trusts. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, each of Dr. Frost, Gamma Trust and Nevada Trust will be deemed to be the beneficial owner of the shares held by any other such person. The foregoing information was derived from a Schedule 13D filed with the SEC on December 9, 1997, as amended, as well as from information made known to us.
(2)	New Valley LLC is wholly-owned by Vector Group Ltd. The business address of New Valley LLC and Vector Group Ltd. is 100 S. E. Second Street, Miami, Florida 33131. Includes 1,000,000 shares of common stock issuable upon exercise of currently exercisable warrants held by Vector Group Ltd.
(3)	Represents (i) 2,674,580 shares of common stock held directly by Mr. Lorber, (ii) 301,227 shares of common stock held by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership, (iii) 220,800 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iv) 1,435,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (v) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Mr. Lorber indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by the partnerships. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of Lorber Epsilon 1999 Limited Partnership. Lorber Alpha II Limited Partnership is the sole member of, and Mr. Lorber is the manager of, Lorber Epsilon 1999 LLC. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lorber serves as an executive officer and director of its parent, Vector Group Ltd., (ii) shares of common stock issuable upon the exercise of currently exercisable warrants beneficially owned by Vector Group Ltd, and (iii) 465,524 shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.
(4)	Represents (i) 2,101,336 shares of common stock held of record by MZ Trading LLC, of which Mr. Zeitchick is the sole managing member, (ii) 2,375,000 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading LLC.
(5)	Represents (i) 115,000 shares of common stock held directly by Mr. Rosenstock, (ii) 2,701,586 shares of common stock held of record by The Richard J. Rosenstock Revocable Living Trust Dated 3/5/96, of which Mr. Rosenstock is the sole trustee and beneficiary, (iii) 64,000 shares of common stock held of record by the NFS/FMTC Rollover IRA for the benefit of Richard J. Rosenstock, (iv) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Roni L. Rosenstock, Mr. Rosenstock’s wife, (v) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Richard J. Rosenstock, (vi) 30,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rosenstock and (vii) 425,500 shares of common stock issuable upon exercise of currently exercisable warrants held by Roni L. Rosenstock.
(6)	Represents (i) 746,917 shares of common stock held directly by Mr. Lampen, (ii) 2,200,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen and (iii) 13,333 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Lampen. Does not include the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lampen serves as an executive officer of its parent, Vector Group Ltd. or shares of common stock issuable upon the exercise of currently exercisable warrants beneficially owned by Vector Group Ltd.
(7)	Represents (i) 765,640 shares of common stock held by The Jacqueline Simkin Revocable Trust as Amended & Restated 12/16/03, of which Ms. Simkin is the trustee, (ii) 719,000 shares of common stock held by The LTS #2 Grantor Retained Annuity Trust dated 11/18/11, of which Ms. Simkin is the trustee and (iii) 211,000 shares of common stock held by the The Jacqueline Simkin Charitable Remainder Unitrust dated 09/06/2002, of which Ms. Simkin is a co-trustee and (iv) 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Ms. Simkin.
(8)	Represents (i) 183,478 shares of common stock held directly by Mr. Malamed, (ii) 762,500 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Malamed and (iii) 301,500 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Malamed.
(9)	Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Gilinski.
(10)	Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno.
(11)	Includes 206,250 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kaufman.
(12)	Includes (i) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (ii) 160,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein.
(13)	Includes 120,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Podell.
(14)	Includes (i) 10,000 shares of common stock held of record in the account of Genson Capital LLC for which Mr. Genson is the managing member and (ii) 120,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson.

(15)	Includes 22,989,083 shares of common stock issuable upon exercise of currently exercisable options and warrants.

Code of Ethics

In February 2004, our board adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. The code of ethics is available at http://ir.stockpr.com/ladenburg/governance-documents.

PROPOSAL I

ELECTION OF DIRECTORS

Twelve directors will be elected to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier death, resignation or removal. All of the nominees currently serve as directors.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless you provide other instructions. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to stand for election, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the number of authorized directors.

We believe that the combination of the various qualifications, skills and experiences of our directors contribute to the effectiveness and orderly functioning of our board and that, individually and as a whole, our directors possess the necessary qualifications to provide effective oversight of our business and quality advice to our management. Information regarding the experience and qualifications of each director nominee is set forth below.

Henry C. Beinstein, 69 Director since 2001	Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 1994. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Mr. Beinstein has been a director of Castle Brands Inc., an NYSE MKT listed company which markets and imports premium spirits, since January 2009. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Phillip Frost, M.D., 75 Director since 2004	Dr. Frost has served as chairman of our board of directors since July 2006. He also served as a member of our board of directors from May 2001 until July 2002. In March 2010, Dr. Frost was named chairman of the board of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, and had previously served as vice chairman of the board of directors since January 2006. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. From 1972 to 1986, Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc., and from 1987 to January 2006, he served as chairman of the board of directors and chief executive officer of IVAX Corporation. Dr. Frost also serves as chairman of the board of directors of PROLOR Biotech, Inc., a development stage biopharmaceutical company. Dr. Frost is a currently a director of Castle Brands Inc. He also serves as Chairman of Temple Emanu-El, as a member of the Florida Council of 100 and as a trustee for each of the University of Miami, the Scripps Research Institute, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost previously served as a director for Northrop Grumman Corp., Ideation Acquisition Corp., Continucare Corporation, Protalix Bio Therapeutics, Inc., and Cellular Technical Services Company, Inc. (now SafeStitch Medical, Inc.), as chairman of Ivax Diagnostics, Inc., citizen regent of the board of regents of the Smithsonian Institute and as governor and co-vice-chairman of the American Stock Exchange (now NYSE MKT). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry knowledge, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Brian S. Genson, 63 Director since 2004	Mr. Genson has been president of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1Collectors.com and F1 Action located in Buntingford, England, which is engaged in investing in the motor sport industry. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson also serves as a director of Nathan’s Famous. Mr. Genson's pertinent experience, qualifications, attributes and skills include managerial experience and experience he has attained through his service as a director of publicly-traded corporations.
Saul Gilinski, 57 Director since 2006	Mr. Gilinski has served as president and a director of Osmopharm S.A., a Swiss-based manufacturer of modified release pharmaceutical active ingredients, since 1999. He has served as the chairman of C.I. Farmacapsulas S.A., a manufacturer of pharmaceutical capsules, since 1985. Since December 2003, Mr. Gilinski has served as chairman of Capscanada Corporation, a Canada-based manufacturer of pharmaceutical capsules. Since 1994, he has served as chairman of Ajix, Inc., a distribution import/export company. He is also a director of Premier Commercial Realty, Inc., a commercial property developer in South Florida. Mr. Gilinski’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.

Dmitry Kolosov, 32 Director since July 2012	Mr. Kolosov, an attorney, has served since August 2010 as the Vice President, Chief of Staff, and Member of the Management Board of the Skolkovo Foundation, a nonprofit organization in Russia charged by former Russian President Dmitry Medvedev with creating a new science and technology city in the Moscow suburb of Skolkovo, which will comprise a university, research institutions, centers of collective usage, business incubator, technology transfer and commercialization office, corporate offices and research and development centers, as well as residential space and social infrastructure. From 2002 until 2010, Mr. Kolosov served in various positions, including as Executive Secretary of the Board of Directors and Head of Shareholder Relations, and as Advisor to the Executive Chairman of the Board, of TNK-BP, a joint venture between BP plc and the Alfa-Access-Renova consortium that is one of ten largest private oil companies in the world. Since June 2012, Mr. Kolosov has served as a director of Opko Health, Inc. Mr. Kolosov's pertinent experience, qualifications, attributes and skills include experience with international business and cross-border transactions and managerial experience.
Dr. Richard M. Krasno, 70 Director since 2006	Dr. Krasno has served as the executive director of the William R. Kenan, Jr. Charitable Trust and as president of the four affiliated William R. Kenan, Jr. Funds since October 1999. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. Dr. Krasno also serves as Chairman of the Board of Directors of the University of North Carolina Health Care System. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno's pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.
Richard J. Lampen, 58 Director since 2002	Mr. Lampen has been our president and chief executive officer since September 2006. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since October 2008, Mr. Lampen has served as president and chief executive officer and a director of Castle Brands Inc. From October 1995 to December 2005, Mr. Lampen served as the executive vice president and general counsel of New Valley Corporation, where he also served as a member of its board of directors. Since January 1997, Mr. Lampen has served as a director of SG Blocks, Inc. (formerly CDSI Holdings Inc.), and from November 1998 until November 2011 served as its president and chief executive officer. From May 1992 to September 1995, Mr. Lampen was a partner at the law firm of Steel Hector & Davis in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a managing director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers from 1986 to April 1992. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company since 2002 and as president and chief executive officer since 2006, his industry experience, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Howard M. Lorber, 63 Director since 2001	Mr. Lorber has been vice chairman of our board of directors since July 2006. Previously, Mr. Lorber had been chairman of our board of directors from May 2001 to July 2006. Mr. Lorber has been president and chief executive officer of Vector Group since January 2006 and has served as a director of Vector Group since January 2001. He served as president and chief operating officer of Vector Group from January 2001 to December 2005. From November 1994 to December 2005, Mr. Lorber served as president and chief operating officer of New Valley, where he also served as a director. Mr. Lorber was chairman of the board of directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; chief executive officer from November 1993 to December 2006, chairman of the board of directors from 1990 until December 2006 and executive chairman of the board of directors since January 2007 of Nathan’s Famous, a chain of fast food restaurants; a director of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; and a director of Borders Group Inc. from May 2010 until January 2012. He is also a trustee of Long Island University. Mr. Lorber's pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Jeffrey S. Podell, 71 Director since 2004	Mr. Podell is a private investor. He also serves as a director of Vector Group. Mr. Podell was a member of the New York State Bar Association from 1965 until March 2010. Mr. Podell’s pertinent experience, qualifications, attributes and skills include managerial experience, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Richard J. Rosenstock, 60 Director since 1999	From May 2001 until December 2002, Mr. Rosenstock served as vice chairman of our board of directors and from August 1999 until December 2002, served as our chief operating officer. He also served as our president from August 1999 until May 2001. Since January 2003, Mr. Rosenstock has been a registered representative of Ladenburg Thalmann & Co. Inc., one of our broker-dealer subsidiaries. Mr. Rosenstock's pertinent experience, qualifications, attributes and skills include his industry knowledge and the experience he has attained through his service as a director of a publicly-traded corporation.

Jacqueline Simkin, 69 Director since 2011	Ms. Simkin has been the owner and president of Simkin Management Inc., a company which manages investments since 1996. From September 2008 until October 2011, Ms. Simkin served as a director of Continucare Corporation. She was a member of the boards of Alpnet Inc., a publicly-traded information and translation services company, and Thompson Nutritional Technology Inc. from 1998 through 2000. From 1987 to 1995, Ms. Simkin served on the Board of Directors of the Intercontinental Bank. Ms. Simkin served in various management capacities at The Denver Brick Company including serving as the Chairperson and Chief Executive Officer from 1999 through 2001. Ms. Simkin developed real estate from 1976 to 1986 and is a retired member of the British Colombia Bar Association. Ms. Simkin’s pertinent experience, qualifications, attributes and skills include her managerial experience, financial literacy and the knowledge and experience she has attained through her service as a director of publicly-traded corporations.
Mark Zeitchick, 47 Director since 1999	Mr. Zeitchick has been our executive vice president since September 2006. From August 1999 until December 2003, Mr. Zeitchick served as one of our executive vice presidents and from September 2006 until December 2011, Mr. Zeitchick served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Mr. Zeitchick has been a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Mr. Zeitchick's pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of a publicly-traded corporation.

Our board recommends that you vote FOR each of the nominees named above.

Executive Officers

Besides Messrs. Lampen and Zeitchick, who are also directors, we have the following executive officers:

Brett H. Kaufman, 40 years old, became a vice president in March 2008, became our chief financial officer in April 2008 and became a senior vice president in April 2010. From April 1999 until March 2008, Mr. Kaufman was employed at Bear Stearns Companies Inc., serving in various capacities and most recently as managing director and director of financial planning and analysis in the Controller's Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. From October 1994 until April 1999, Mr. Kaufman was in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He is a certified public accountant.

Adam Malamed, 40 years old, became our chief operating officer in January 2012. Prior to his appointment, Mr. Malamed had served as co-chief operating officer of Ladenburg Thalmann & Co. Inc. since September 2006.

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

As required by Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and the executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in this proxy statement. This proposal is referred to as the say on pay vote.

We have designed our compensation programs to reward employees for producing sustainable growth and profitability, to attract and retain highly qualified executives and to align compensation with the long-term interests of our shareholders. We believe that our compensation policies and procedures reflect our pay-for-performance philosophy. Although we have not adopted any formal guidelines for allocating total compensation among various compensation components, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and our success. We believe our compensation program is designed with an appropriate balance of risk and reward that is consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, together with the tables and footnotes that follow, for a description of our executive compensation programs.

Our board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

Because your vote is advisory, it will not be binding upon our board, meaning that prior compensation determinations of the board will not be invalidated, and the board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board values shareholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our board recommends that you vote FOR Proposal II, the advisory vote on executive compensation.

We currently provide our shareholders the ability to cast their non-binding advisory votes on our executive compensation each year, and the next such vote will be at our 2013 annual meeting of shareholders.

PROPOSAL III

We are asking our shareholders to approve our Amended and Restated Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan, which we refer to as the ESPP. The ESPP was approved, subject to shareholder approval, by our compensation committee on August 8, 2012. Prior to the amendment and restatement, the ESPP was scheduled to expire on November 6, 2012, and the proposed amended and restated ESPP would extend the expiration date, allowing us to grant awards under the ESPP until August 28, 2022. In addition to extending the ESPP’s term, the amended and restated ESPP contains certain technical amendments deemed advisable by our compensation committee. If shareholders do not approve the ESPP, the current term of the ESPP will remain in effect and no further ESPP purchases will be permitted after November 6, 2012.

The ESPP is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Shareholder approval for the ESPP is required in order to comply with the requirements of Section 423 of the Internal Revenue Code.

As of August 15, 2012, 10,000,000 shares of our common stock were authorized for issuance under the ESPP. Of these shares, 4,207,020 shares have previously been purchased and 5,792,980 shares remain available for purchase in the current and future offering periods under the ESPP. The proposed amendments will not increase the number of shares authorized for issuance under the ESPP.

Under the ESPP, shares of common stock are available for purchase by eligible employees who elect to participate in the ESPP. Eligible employees are entitled to purchase, by means of payroll deductions, limited amounts of common stock during periodic offering periods.

Our board believes that the ESPP helps us retain and motivate eligible employees and helps further align the interests of eligible employees with those of our shareholders. Extending the term of the ESPP will allow us to continue to offer participation in the ESPP.

Summary of the Amended and Restated Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan

The principal terms of the ESPP are summarized below. This summary is qualified in its entirety by reference to the complete text of the ESPP, which is attached as Appendix A to this proxy statement.

Administration

The employee stock purchase plan is administered by our compensation committee. Among other things, the compensation committee has full discretionary authority to define, prescribe, amend and rescind rules, procedures, terms and conditions relating to the plan, and to interpret, administer and construe the plan and make all other determinations necessary or advisable for the administration of the plan. The committee may, consistent with the requirements of the plan, designate an administrator to perform certain day-to-day administration of the plan, and to maintain records of the plan. Except as otherwise expressly provided in the plan, all designations, determinations, interpretations, and other decisions under or with respect to the plan, any participation in the plan, or any participation agreement or certificate relating to the plan, will be in the sole discretion of the committee, may be made at any time, and will be final, conclusive, and binding on all participants in the plan.

We pay all costs and expenses associated with the operation of the plan including expenses of issuance and sale of shares, but excluding brokerage commissions on the sale of shares.

Eligibility

Each employee who is regularly scheduled to work for us or one of our subsidiaries for at least 20 hours each week and at least five months each calendar year is eligible to participate in and is offered the opportunity to purchase common stock under the ESPP as of the later of 90 days following the employee's last date of hire. However, no eligible employee may participate in the ESPP if, immediately after the grant, the employee would own shares or hold outstanding options to purchase shares totaling five percent or more of the total combined voting power or value of all classes of our stock. Also, the committee may exclude from participation in the ESPP any eligible employee who is a “highly compensated employee” (as defined in the

Internal Revenue Code) (generally one of our highest compensated employees making in excess of $130,000 per year). Currently, approximately 630 employees are eligible to participate in the ESPP.

Enrollment

Every employee who wishes to participate in the plan completes a request form setting forth instructions on what percentage of his or her salary should be deducted during each option period. These instructions must be received prior to the month in which the next regularly scheduled option period is set to begin.

Each participating employee is able to have between one and 15 percent of the participating employee's total annual compensation deducted to purchase shares of common stock, as determined by the compensation committee. However, no eligible employee may make purchases under the ESPP that would enable him to purchase under all qualified employee stock purchase plans (which excludes stock option plans), in any one year, more than $25,000 of our stock, with this determination to be made based on the fair market value of the shares determined at the time such grant is made, subject to certain accumulation rules contained in the Internal Revenue Code. Payroll deductions and any shares purchased by employees under the ESPP are credited to an account maintained on behalf of each participating employee. No interest is credited on payroll contributions pending purchases in our common stock.

Purchases under the ESPP

The maximum number of shares of common stock that may be purchased under the plan is 10,000,000 shares. However, the number of shares authorized for issuance under the plan, the number of shares subscribed for and the purchase price per share are subject to adjustment in the event of a dividend on the common stock payable in shares of common stock, a stock split or combination of the common stock, a recapitalization or other change in our capitalization, in each case affecting all outstanding shares of common stock as a whole.

The compensation committee establishes the option periods during which employees are granted the right to purchase shares of our common stock to be funded through regularly scheduled payroll deductions. The committee has the power to set the number and duration of the option periods in any way it sees fit. On the last day of each option period, all accumulated payroll deductions will be used to purchase shares of our common stock. The price at which the common stock is purchased may not be below the lesser of 85% of the fair market value of a share of common stock on the date the option period begins or on the date the employee purchases the common stock (generally the last day of the option period).

A participating employee has none of the rights or privileges of a shareholder until the full purchase price of the participating employee's shares has been paid and the participating employee has been issued the shares of common stock.

Transferability

The committee may impose restrictions on the transferability of the shares of common stock acquired pursuant to the plan, and the restrictions, if any, would apply uniformly to all participating employees with respect to each offering of options to purchase common stock. Generally, no right under the plan will be assignable, alienable, saleable, or transferable by a participating employee. Additionally, no employee purchasing shares under the plan may resell, transfer by any means or otherwise dispose of any of the shares acquired under the plan except in accordance with our Insider Trading Policy.

Changes in participation

Generally, a participant may terminate his or her enrollment in the plan at any time, effective for payroll periods or offering periods beginning after the filing of a Change or Discontinuance Form. However, the compensation committee has the power to require the employee to maintain his or her then current participation in the plan. Enrollment will also terminate upon termination of a participant's employment by us or one of our subsidiaries.

A participant may decrease his or her payroll deductions at any time, effective for payroll periods or offering periods beginning after the filing of a Change or Discontinuance Form. However, a participating employee may not increase his or her payroll deductions during an option period.

Amendment and termination

The committee may alter, suspend or discontinue the plan for the purpose of meeting any changes in legal requirements or for any other purpose permitted by law. However, except for any adjustment authorized under the plan, the maximum number of shares that may be offered under the plan may not be increased without appropriate shareholder approval. Under its terms, the original plan will terminate on November 16, 2012 if the adoption of the plan, as amended and restated, is not approved by the holders of at least a majority of our outstanding shares of common stock not later than August 7, 2013. Once adopted by our shareholders, it will remain in effect until the tenth anniversary of its effectiveness or until there are no longer any shares available for purchase under the plan.

Federal Income Tax Consequences

The following discussion addresses only the general federal income tax consequences of the employee stock purchase plan. It does not address the impact of state and local taxes, the federal alternative minimum tax, and securities laws restrictions, and is not intended as tax advice to participants in the stock purchase plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

The employee stock purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Accordingly, no taxable income will be recognized by an employee who elects to participate when the option is granted or when it is exercised and the shares purchased are issued to him. A participant will, however, recognize taxable income in the year in which there is a sale or other disposition of the purchased shares, or the participant dies.

If an employee disposes of the purchased shares (i) more than two years from the date on which he is granted the option to purchase the shares and (ii) more than one year after the issuance of the shares to him, or (iii) if the employee dies (whichever occurs first), and the option price on the date of grant was equal to or greater than 85% and less than 100% of the fair market value of the stock, the employee will be required to include in income, as compensation for the year in which such disposition or death occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the option price or (ii) the excess of the fair market value of such shares at the time the option was granted over the option price. The employee's basis in those shares in his hands at the time of such a disposition will be his purchase price for the shares increased by the amount so includable in his income as compensation, and any additional gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be long-term capital gain or loss. In such event, we will not be entitled to any deduction from income.

If any employee disposes of the shares purchased under the plan within (i) two years of the date of grant of the option or (ii) one year from the date of issuance of the shares to him, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the difference between the fair market value of the shares on the date of exercise of the option and the exercise price of the option. The employee's basis in such shares at the time of disposition will be increased by the amount includable in his income as compensation, and any additional gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the capital gain holding period for such shares. Generally, the holding period for such shares begins on the date the shares are purchased. In the event of a disposition prior to the expiration of the two- or one-year statutory period, we will be entitled to a deduction from income equal to the amount the employee is required to include in income as compensation as a result of such disposition. To the extent this compensation is subject to income tax withholding, Social Security taxes and other employment taxes, we will make such provision as we deem appropriate for the withholding or other payment of such taxes.

Employees are not entitled to any deduction from income for payroll deductions authorized under the plan. Cash dividends paid on shares held under the Plan will be taxable to the employee for income tax purposes.

The federal income tax rules relating to employee stock purchase plans qualifying under Section 423 of the Internal Revenue Code are complex. Accordingly, the outline above only summarizes certain major federal income tax rules concerning employee stock purchase plans, and should not be construed as specific tax advice.

Our board recommends that you vote FOR Proposal III, the approval of the Amended and Restated Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan.

PROPOSAL IV

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012

The Audit Committee has selected and appointed EisnerAmper LLP to act as our independent registered certified public accounting firm for the 2012 fiscal year. EisnerAmper LLP was our independent auditor for the fiscal year ended December 31, 2011. Although shareholder ratification is not required by our bylaws or otherwise, we believe that submitting the appointment of our independent auditor to our shareholders is a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion. Even if the appointment is ratified, our Audit Committee may engage a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

Our board recommends that you vote FOR Proposal IV, the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2012.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE MKT rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board's determination is consistent with those rules and all other relevant laws and regulations regarding director independence. In making its independence determinations, our board considered that in the ordinary course of business we may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. Our board determined that, based on available information, none of these relationships were material or affected the independence of any director. Consistent with these considerations, our board of directors has determined that Messrs. Beinstein, Genson, Gilinski, Kolosov, Krasno and Podell and Ms. Simkin are independent directors. Our other directors are not independent under the NYSE MKT rules because we currently employ them or they have other relationships with us that may result in them not being “independent.” All members of our audit, compensation and nominating committees are independent. Also, our board of directors has affirmatively determined that each member of our audit committee is independent for audit committee purposes based on the more stringent independence standards imposed by applicable NYSE MKT and SEC rules.

Board Meetings and Committees; Attendance at Annual Meeting

The following table shows the current members of each board committee, the directors our board has determined to be independent and the number of meetings held by each committee in 2011.

Director	Independent	Audit	Compensation	Nominating	Executive
Henry C. Beinstein	X	X	X	X
Phillip Frost, M.D.					X
Brian S. Genson	X		X
Saul Gilinski	X	X
Dmitry Kolosov	X
Dr. Richard M. Krasno	X		X	X
Richard J. Lampen					X
Howard M. Lorber
Jeffrey S. Podell	X	X
Richard J. Rosenstock
Jacqueline M. Simkin	X	X	X	X
Mark Zeitchick					X
Number of meetings held in 2011	—	4	3	1	1

Our board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2011, there were four meetings of the board. All directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member. Mr. Kolosov did not join the board until July 2012; therefore, he was not present at any board or committee meetings in 2011. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Four directors attended our last annual meeting.

Executive Committee Information

Our executive committee is vested with all the power of the board of directors (other than actions which are vested in other board committees) except: (a) approving or recommending to shareholders actions or proposals required under the Florida Business Corporation Act to be approved by shareholders; (b) filling vacancies on the board of directors or on any committee thereof; (c) adopting, amending or repealing our bylaws; (d) authorizing or approving a repurchase of any of our securities; and (e) authorizing or approving the issuance of any of our securities.

Nominating Committee Information

Our nominating committee oversees the selection of director nominees. The nominating committee considers persons identified by its members, management, investors, investment bankers and others. The nominating committee does not have a written charter, nor does it have any formal criteria for nominees. However, we feel that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, and be willing to devote significant time to the promotion of the oversight duties of the board of directors of a public company. Although our nominating committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, its review process is designed so that the board of directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial and other expertise relevant to our business. For more information regarding our nomination process, see the section entitled “Submission of Shareholder Proposals and Nominations” below.

The persons to be elected at our annual meeting are the current directors standing for re-election, other than Mr. Kolosov, who was appointed to our board of directors in July 2012; therefore, he is standing for election by our shareholders for the first time. There were no arrangements or understandings pursuant to which Mr. Kolosov was appointed as a director in July 2012. Our chairman, Phillip Frost, M.D., recommended him for consideration by the nominating committee.

Audit Committee Information and Report

Our board has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act.

Our audit committee assists the board in monitoring:

•	the integrity of our financial statements;
•	our independent auditor’s qualifications and independence;
•	the performance of our independent auditor; and
•	our compliance with legal and regulatory requirements.

The audit committee also reviews and approves all related-party transactions.

As required by applicable SEC and NYSE MKT rules, our board has determined that each audit committee member is independent for audit committee purposes and is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined by SEC rules.

Under its written charter, which was amended and re-adopted on March 24, 2009 and is available at http://ir.stockpr.com/ladenburg/governance-documents, our audit committee’s responsibilities include, among other things:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;
•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The committee discussed with EisnerAmper LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board.

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the Public Company Accounting Oversight Board regarding the independent auditors' communication with the audit committee concerning independence. The committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011.

The Members of the Audit Committee:
Henry C. Beinstein
Saul Gilinski
Jeffrey S. Podell
Jacqueline M. Simkin

Board Leadership Structure

We have a separate chairman of the board, Phillip Frost, M.D., and chief executive officer, Richard J. Lampen. We believe that having a non-executive director serve as our chairman allows our chief executive officer to focus on our business, while allowing the chairman to fulfill his fundamental board leadership role, which includes providing advice to, and independent oversight of, our board.

Our board is committed to good corporate governance and believes that it is appropriate for a highly-qualified director to serve as its chairman. Our chairman is responsible for the orderly functioning of our board and enhancing its effectiveness. Our chairman guides board processes, provides input on agenda items and presides at board meetings. Our chairman also acts as a liaison between our board members and our executive management team, consulting regularly and providing guidance on board-related matters.

Board Role in Risk Oversight

Our board’s role in the risk oversight process includes receiving regular reports from senior management on areas of material risk, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its review of the operations of our business units and corporate functions, our board considers and addresses the primary risks associated with those units and functions. Our board regularly engages in discussions of the most significant risks that we are facing and how we manage these risks.

Also, each board committee, including our audit committee, plays a role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to our audit committee on the most significant risks we face from a financial reporting perspective and highlights any new risks that may have arisen. Our audit committee also meets regularly in executive sessions with our independent registered public accounting firm and reports any findings or issues to our board. In performing its functions, each board committee has access to management and is able to engage advisors. Our board receives regular reports from our committees regarding each committee’s areas of focus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our named executive officers and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers.

Henry C. Beinstein, Brian S. Genson, Dr. Richard Krasno and Jacqueline M. Simkin, each of whom is an independent director, currently comprise our compensation committee. The committee's responsibilities include:

•	establishing the general compensation policy for our executive officers, including our chief executive officer;
•	administering our Qualified Employee Stock Purchase Plan (“QESPP”), our Amended and Restated 1999 Performance Equity Plan (“1999 Plan”) and our 2009 Incentive Compensation Plan (“2009 Plan”); and
•	determining who participates in these plans, establishing performance goals, if any, and determining specific grants and awards to the participants.

Our compensation committee does not have a written charter. Our compensation committee has established compensation policies designed to provide competitive compensation levels that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements and assist us in attracting and retaining qualified executives. Our compensation committee may engage outside advisors, experts and others to assist it in determining executive compensation. No such advisors or experts were retained in connection with the compensation paid for the year ended December 31, 2011.

The compensation committee makes all final determinations with respect to executive officers’ compensation, based on an appraisal of our financial status and a subject assessment of individual performance. Our chief executive officer may make recommendations to the compensation committee relating to the compensation of executive officers, but the compensation committee has full autonomy in determining executive compensation. Other than standard fees for board and committee service, which are determined by the full board, the compensation committee considers and approves all director compensation, which is determined through a subjective assessment of individual contributions.

Our compensation committee is charged with performing an annual review of our executive officers’ cash and other compensation to determine whether we provide adequate incentives and motivation to executive officers and whether the compensation we provide to our executive officers is comparable to the compensation provided to other executive officers in similarly situated companies based on our review of public compensation disclosures, although we do not use benchmarks.

Compensation Components

The four primary compensation components are base salary, brokerage commissions (for those officers who are registered representatives), cash bonuses and equity awards. We discuss each of these items in more detail below.

Base Salary.  Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. Base salaries are not anticipated to be the sole component of total annual cash compensation. We review base salaries annually, subject to terms of employment agreements, and our compensation committee seeks to adjust base salaries to realign them with industry norms based on a review of publicly-available compensation information after taking into account individual responsibilities, performance and experience. We do not use specific industry benchmarks, however. As part of the annual compensation review process, the compensation committee in April 2011 increased Mr. Kaufman’s salary from $200,000 to $225,000, effective April 1, 2011.

Brokerage Commissions.  If an executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions derived from customer accounts for which such executive is a designated account representative. We believe this form of additional compensation helps incentivize our executives who are registered representatives. For each of fiscal 2009, 2010 and 2011, Mark Zeitchick was the only named executive officer who was paid brokerage commissions.

Discretionary Cash Bonus.  We grant discretionary cash bonuses to executives and directors, including non-employee directors. This is an important part of executive compensation. These bonuses may exceed base salary amounts and are more closely tied to both company and individual performance. Our compensation committee establishes bonus amounts by taking account of, among other things, a subjective assessment of individual performance, growth in our business through organic growth and acquisitions, satisfaction of financial goals, including EBITDA, as adjusted, changes in shareholder value and the business environment in which we operated during the year. We believe that EBITDA, as adjusted, is correlated to shareholder value creation and therefore is one of the appropriate measures to consider in determining executive compensation. EBITDA, as adjusted, is intended to minimize or eliminate the effect of items that do not directly reflect our performance or individual executive performance. While the compensation committee considers the foregoing objective factors, the actual bonus amount for each executive officer is based on the compensation committee's subjective assessment of both our overall performance for the year, in the context of the business environment in which we operated, and the contribution that each such individual made to that performance. The compensation committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not fully reflect the underlying reasons for our performance and will not reflect individual executive performance.

In 2011, we granted a $500,000 cash bonus to each of Richard Lampen, our president and CEO, and Mark Zeitchick, our executive vice president and the former president and CEO of Ladenburg Thalmann & Co. Inc.; and a $150,000 cash bonus to Brett Kaufman, our senior vice president and chief financial officer. We also granted a $500,000 cash bonus to each of Dr. Phillip Frost, our chairman, and Howard Lorber, our vice-chairman. These bonuses were based on the contributions made by these individuals to our performance in 2011, including the development of new business. Additional considerations for the bonuses for Messrs. Lampen, Zeitchick and Kaufman for 2011 included the successful acquisition of Securities America; our positive EBITDA, as adjusted; significant growth in revenues and asset levels at our independent brokerage businesses, together with progress on the consolidation of their back office functions; the new forgivable loans received from our primary clearing firm and the other benefits obtained from revised clearing agreements; and the growth of the investment banking business. Bonus payments for our executive officers in 2011 were higher than those paid in 2010. The increased amounts were due to our compensation committee’s subjective assessment of our overall performance in the context of the business environment, in which we operated, including increased EBITDA, as adjusted, in 2011 as compared to 2010.

Equity Awards.  We grant stock options and other stock-based awards to incentivize executives for long-term performance and to provide an appropriate balance between our long-term and short-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The percentage of compensation paid as long-term incentives as compared with cash payments is made through a subjective determination. The compensation committee develops its equity award determinations based on its judgment as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. We generally grant options that vest over a period of three or four years beginning on the first anniversary of the grant date. We believe that this vesting schedule contributes significantly to the retention of our executive officers because they must remain employed for at least one year before they can realize any potential value from an option grant and will need to continue in our employ for the duration of the vesting schedule in order to realize the maximum potential value.

On January 31, 2012, we granted options to purchase 750,000 shares to Dr. Frost, options to purchase 600,000 shares to each of Messrs. Lorber, Lampen and Zeitchick and options to purchase 125,000 shares to Mr. Kaufman. The exercise price for these options is $2.80 per share (a premium to the closing market price of $2.24 on the grant date). In March 2011, we granted options to purchase 600,000 shares to each of

Dr. Frost and Messrs. Lorber, Lampen and Zeitchick and options to purchase 125,000 shares to Mr. Kaufman. The exercise price for these options is $1.28 per share (a premium to the closing market price of $1.02 on the grant date). The foregoing options vest in four equal annual installments beginning on the first anniversary of the grant date.

We generally grant equity awards through the 1999 Plan and the 2009 Plan. Each of the 1999 Plan and the 2009 Plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by our compensation committee. To the extent permitted under the provisions of these plans, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Other Compensation.  We maintain various employee benefit plans, including medical, dental, life and disability insurance and 401(k) plans, and these plans are available to all salaried employees. We pay all medical and dental insurance premiums for certain of our executive officers as provided in their respective employment agreements. Commencing in 2011, we are reimbursing Mr. Lampen, on an after-tax basis, for various automobile expenses and health and dental insurance premiums.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation in excess of $1 million in any taxable year paid to the chief executive officer and the four other most highly compensated officers. The effect of Section 162(m) is substantially mitigated by our net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase our alternative minimum tax by up to 2% of such disallowed amount. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. Because our shareholders approved our 1999 Plan and our 2009 Plan, awards under these plans generally qualify as “performance-based” compensation that is fully deductible and not subject to the Section 162(m) deduction limit. In determining executive compensation, our compensation committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that are beyond our control. Also, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Consideration of Our Most Recent Shareholder Advisory Vote on Executive Compensation

Last year, at our 2011 Annual Meeting, our shareholders cast an advisory vote on executive compensation, referred to as a “say-on-pay proposal”, as required by Section 14A of the Exchange Act. At the 2011 Annual Meeting, our shareholders overwhelmingly approved the say-on-pay proposal, and we have considered such approval an endorsement of our executive compensation philosophy and programs. Therefore, our executive compensation philosophy and programs have remained substantially unchanged since last year. The next say-on-pay proposal will be included in our proxy statement for our 2012 Annual Meeting.

Summary Compensation Table

The following table shows the compensation paid to our officers listed below, who we refer to as Named executive Officers, for 2011, 2010 and 2009.

Name and Principal Position	Fiscal Period	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Richard J. Lampen, chief executive officer and president(2)	2011	—	500,000	434,400	—	31,455	(3)	965,855
	2010	—	200,000	323,640	—	—		523,640
	2009	—	—	—	—	—		—
Mark Zeitchick, executive vice president(4)	2011	325,000	500,000	434,400	—	468,624	(5)	1,728,024
	2010	250,000	200,000	323,640	—	166,678	(5)(3)	940,318
	2009	250,000	100,000	—	—	205,929	(5)	555,929
Brett H. Kaufman, senior vice president and chief financial officer	2011	218,750	150,000	90,500	—	—		459,250
	2010	200,000	115,000	26,970	—	—		341,970
	2009	200,000	100,000	—	—	—		300,000

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2011 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2011 included in our Original 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized by the named executive officer.
(2)	Does not include payments to Vector Group under the management services agreement with Vector Group described under the caption “Compensation Arrangements for Executive Officers” below.
(3)	Represents reimbursement of automobile expenses ($17,088), health and dental insurance premiums ($5,386) and tax reimbursements for such benefits ($8,981).
(4)	During 2011 and 2010, Mr. Zeitchick also served as as president and chief executive officer of Ladenburg Thalmann & Co. Inc.
(5)	Represents commissions earned from customer accounts for which the individual is a designated account representative ($458,663, $159,264 and $199,031 in 2011, 2010 and 2009) and health and dental insurance premiums paid by us.

Compensation Arrangements for Executive Officers

Richard J. Lampen serves as our president and chief executive officer under a management services agreement with Vector Group. Under this agreement, Vector Group makes Mr. Lampen’s services available to us and will provide, upon our request, other financial, tax and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns, in exchange for an annual fee of $600,000 (which increased to $750,000, effective January 1, 2012), payable in quarterly installments, and an indemnification by us of Vector Group. The management agreement is terminable by either party on 30 days’ prior notice. Commencing in 2011, Mr. Lampen is being reimbursed for various automobile and health and dental insurance expenses on an after-tax basis. In February 2012, we paid a $500,000 discretionary bonus to Mr. Lampen for 2011, which is reflected in the Summary Compensation Table above.

Mark Zeitchick serves as our executive vice president and previously served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Zeitchick receives an annual base salary of $325,000, a percentage of commissions from customer accounts for which he is a designated account representative, health and dental insurance premiums and a discretionary bonus. In February 2012, we paid a $500,000 discretionary bonus to Mr. Zeitchick for 2011, which is reflected in the Summary Compensation Table above. The current term of the agreement with Mr. Zeitchick, which automatically renews for successive one year periods unless terminated by either party upon 30 days’ prior written notice, is through December 31, 2012.

Brett Kaufman has served as our senior vice president and chief financial officer under the terms of an employment letter providing for a $200,000 annual base salary, which was increased to $225,000 effective April, 2011. He is also eligible for an annual discretionary bonus, which was $150,000 for 2011 and is reflected in the Summary Compensation Table above. The current term of the agreement with Mr. Kaufman, which automatically renews for successive one year periods unless terminated by either party upon 60 days’ prior written notice prior to the expiration of the then current term, is through December 31, 2012.

Grants of Plan-Based Awards in 2011

The following table shows grants made to our Named Executive Officers in 2011. The grant date fair value of option awards may not be realized by the individuals.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Award(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Richard J. Lampen	03/02/11	—	—	—	600,000	1.28	434,000
Mark Zeitchick	03/02/11	—	—	—	600,000	1.28	434,400
Brett Kaufman	03/02/11	—	—	—	125,000	1.28	90,500

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2011 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the officer. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2011 included in our Original 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.

Outstanding Equity Awards at December 31, 2011

The following table summarizes the outstanding option awards held by our Named Executive Officers at December 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Lampen	20,000	0	—	0.88	01/09/2012
	20,000	0		0.22	11/14/2012
	20,000	0		0.30	09/16/2013
	20,000	0		0.48	03/02/2015
	600,000	0		0.88	07/17/2016
	20,000	0		1.39	11/05/2016
	20,000	0		2.30	06/28/2017
	600,000	0		2.30	07/25/2017
	450,000	150,000 (1)		1.58	10/30/2018
	150,000	450,000 (2)		0.90	01/14/2020
	0	600,000 (3)		1.28	03/02/2021
Mark Zeitchick	250,000	0	—	0.88	01/09/2012
	125,000	0		1.01	05/25/2014
	150,000	0		0.58	08/17/2015
	600,000	0		0.88	07/17/2016
	600,000	0		2.30	07/25/2017
	450,000	150,000 (1)		1.58	10/30/2018
	150,000	450,000 (2)		0.90	01/14/2020
	0	600,000 (3)		1.28	03/02/2021
Brett H. Kaufman	112,500	37,500 (4)	—	2.30	03/24/2018
	12,500	37,500 (2)		0.90	01/14/2020
	0	125,000 (3)		1.28	03/02/2021

(1)	These options vest October 30, 2012.
(2)	These options vest in three equal annual installments beginning on January 14, 2012.
(3)	These options vest in four equal annual installments beginning on March 2, 2012.
(4)	These options vest March 24, 2012.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any stock options during 2011.

Pension Benefits

We do not provide pension benefits to our Named Executive Officers.

Stock Options and Warrants Issued Outside of Equity Plans

As of December 31, 2011, stock options issued outside of our equity plans to purchase an aggregate of 4,475,000 shares of our common stock at exercise prices ranging from $1.05 per share to $1.91 per share and warrants to purchase 17,480,832 shares of our common stock at exercise prices ranging from $0.68 per share to $1.91 per share were outstanding. See “Equity Compensation Plan Information” below.

Qualified Employee Stock Purchase Plan

On November 6, 2002, our shareholders approved the QESPP, under which a total of 5,000,000 shares of our common stock are available for issuance. On November 1, 2006, our shareholders approved an amendment to increase the number of shares available for issuance under the plan to 10,000,000 shares. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock during designated periods. Designated periods have been initially set at three months long and commence on January 1st, April 1st , July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each such period, known as the “date of grant,” each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an “exercise date.” On the exercise date, amounts withheld during the period will be applied to purchase shares for the employee from us. The purchase price will be 95% of the last sale price of our common stock on the exercise date. As of December 31, 2011, 4,165,374 shares of common stock had been issued under the QESPP.

Potential Termination or Change in Control Payments

Mark Zeitchick and Brett H. Kaufman have employment agreements with us that provide for potential payments in the event of their termination.

Under Mr. Zeitchick's employment agreement, if his employment is terminated for any reason other than death, we are required to pay to Mr. Zeitchick all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for him and his family, providing coverage no less extensive than that in effect on the date hereof, and pay for any required deductibles under such insurance, until the earlier of (i) two years after his termination or (ii) until he receives similar coverage, without pre-existing condition limitations, after the expiration of any waiting periods, from a subsequent employer, as well as the cost of insurance, hospitalization, medical or other benefits we make available to our employees. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2011 for any reason other than his death was approximately $20,000. In the event of Mr. Zeitchick’s death, we are required to pay to, or on behalf of, Mr. Zeitchick’s spouse or designated beneficiary, if he is survived by a spouse or designated beneficiary, or if not, to his estate, for one year from the date of death, all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for his family, providing coverage no less extensive than that in effect on the date of the agreement, any required deductibles under such insurance, as well as the cost of insurance, hospitalization, medical or other benefits made available by us to our employees so that Mr. Zeitchick’s beneficiary may participate. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2011 as a result of his death was approximately $0.

Under Mr. Kaufman’s employment agreement, we are required to pay Mr. Kaufman a severance amount equal to his annual base salary ($225,000 at December 31, 2011) due to his termination by us without “Cause” or by him for “Good Reason.” In the event that Mr. Kaufman's employment is terminated due to death or “Disability,” Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($150,000 in the case of any termination in 2012). Also, Mr. Kaufman and his family will be entitled to receive subsidized health and dental benefits for a period of up to 18 months following any termination due to death, “Disability,” without “Cause” or with “Good Reason” (approximately $30,000 at December 31, 2011). The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2011 as a result of his death or disability was approximately $145,000.

Mr. Kaufman's employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Kaufman's ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.
•	Disability means that Mr. Kaufman, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.
•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) failure to appoint or elect Mr. Kaufman as our senior vice president and chief financial officer or his removal from such position, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of Miami, Florida (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Also, certain of our option agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the option holder, all stock options under such an agreement become fully vested. The unrealized value of in-the-money unvested stock options subject to accelerated vesting are shown below as potential payments to the Named Executive Officers. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at December 31, 2011” above by the closing price of a share of common stock on December 30, 2011 ($2.48), then deducting the aggregate exercise price of the unvested stock options.

Name	Change-in-Control ($)	Death ($)	Disability ($)
Richard J. Lampen	1,566,000	1,566,000	1,566,000
Mark Zeitchick	1,566,000	1,566,000	1,566,000
Brett H. Kaufman	216,000	216,000	216,000

Director Compensation

Directors who are also employees receive no cash compensation for serving as directors. Each of our non-employee directors receives annual director fees of $20,000 (increased to $30,000, effective January 1, 2012), payable in quarterly installments. Audit committee, compensation committee and nominating committee members each receive an additional annual fee of $10,000, $5,000 and $5,000, respectively. The chairman of the executive committee (if he is not an employee) receives an additional annual fee of $100,000. Also, each non-employee director receives $1,000 and $500 per board and committee meeting (increased to $1,500 and $750, effective January 1, 2012), respectively, that he attends. Upon their election or re-election, as the case may be, we grant our non-employee directors ten-year options under our 1999 Plan or 2009 Plan to purchase 20,000 common shares at fair market value on the grant date. We also reimburse directors for costs incurred in attending board and committee meetings.

In addition, for 2011, we paid a discretionary bonus of $500,000 in February 2012 to each of Phillip Frost, M.D., our chairman, and Howard Lorber, our vice-chairman as a result of our subjective determination of their individual contributions to our company. In January 2012, we granted each of Dr. Frost and Mr. Lorber an option to purchase 750,000 and 600,000 shares, respectively, of our common stock at an exercise price of $2.80 per share (a premium to the closing market price of $2.24 on the grant date).

The following table summarizes non-employee director compensation for 2011. Compensation for directors who are also Named Executive Officers is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Total ($)
Henry C. Beinstein	48,000	—	19,640	67,640
Robert J. Eide(2)	37,883	—	—	37,833
Phillip Frost, M.D.	624,000	—	454,040	1,078,040
Brian S. Genson	30,500	—	19,640	50,140
Saul Gilinski	35,500	—	19,640	55,140
Howard M. Lorber	524,000	—	454,040	978,040
Dr. Richard M. Krasno	35,500	—	19,640	55,140
Jeffrey S. Podell	35,500	—	19,640	55,140
Jacqueline M. Simkin	13,732	—	42,820	56,552

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2011 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2011 included in our Original 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.
(2)	Mr. Eide resigned as a director on September 14, 2011.

The aggregate number of outstanding option awards at December 31, 2011 was as follows:

Name	Aggregate Number of Option Awards
Henry C. Beinstein	180,000
Robert J. Eide(1)	60,000
Phillip Frost, M.D.	4,740,000
Brian S. Genson	140,000
Saul Gilinski	120,000
Howard M. Lorber	2,280,000
Dr. Richard M. Krasno	120,000
Jeffrey S. Podell	140,000
Jacqueline M. Simkin	40,000

(1)	Mr. Eide resigned as a director on September 14, 2011.

Compensation Committee Interlocks and Insider Participation

In 2011, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such report by reference.

In fulfilling its role, the Compensation Committee met and held discussions with the Company’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussions with management and its business judgment, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors.
Henry C. Beinstein
Brian S. Genson
Dr. Richard Krasno
Jacqueline M. Simkin

Equity Compensation Plan Information

The following table contains information at December 31, 2011 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	30,269,462		$0.80	12,901,660	(1)
Equity compensation plans not approved by security holders	21,955,832	(2)(3)(4)(5)(6)	$1.65	—

(1)	Consists of 648,154 million shares available for future issuance under our 1999 Plan and 12,253,506 under the 2009 Plan.
(2)	Includes warrants to purchase 2,900,000 shares of our common stock at $0.96 per share, issued to former shareholders of Capitalink, L.C. During 2010, the exercise price of warrants to purchase 2,300,000 shares of common stock was adjusted to $0.68.
(3)	Includes warrants to purchase 1,500,000 shares of our common stock at $0.94 per share, issued to acquire Broadwall Capital LLC. In September 2006, Ladenburg engaged several employees of BroadWall Capital LLC to continue as employees of Ladenburg. We granted to such individuals ten-year options to purchase an aggregate of 1,500,000 shares of our common stock exercisable at $0.94 per share. At December 31, 2010, options to purchase 1,475,000 shares remained outstanding and are currently vested.
(4)	Includes warrants to purchase 500,000 shares of our common stock at $0.95 per share, which we issued to acquire a 10% interest in the Florida Value Fund.
(5)	Includes warrants to purchase 2,000,000 shares of our common stock at $1.91 per share, issued to an affiliate of our chairman of the board and our principal shareholder, under a credit agreement in connection with the Investacorp acquisition. In connection with the 2007 Investacorp acquisition, we granted Investacorp’s chairman options to purchase 3,000,000 shares of our common stock at $1.91 per share. These options are currently vested and have a ten-year term.
(6)	Includes warrants to purchase 10,713,332 shares of our common stock at $1.68 per share, which we issued to lenders in connection with the Securities America acquisition.

At December 31, 2011, the warrants and options listed above in notes 2 through 6 were our only equity compensation not issued under an equity compensation plan approved by our shareholders.

Certain Relationships and Related Transactions

Related party policy

Our Code of Business Conduct and Ethics requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board or audit committee. Related-party transactions are defined as transactions in which:

•	the aggregate amount involved is expected to exceed $120,000 in any calendar year;
•	we or any of our subsidiaries is a participant; and
•	any (a) executive officer, director or director nominee, (b) five percent or greater beneficial owner of our common stock, or (c) immediate family member, of the persons listed in clauses (a) and (b), has or will have a material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, under its charter, reviews and approves related-party transactions to the extent we enter into such transactions.

The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

•	whether the transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances; and
•	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or officer.

Related party transactions

In connection with our acquisition of Securities America Financial Corporation (“Securities America”) on November 4, 2011, we entered into a loan agreement with various lenders (the “Lenders”), under which the Lenders provided a loan (the “November 2011 Loan”) to us in an aggregate principal amount of $160,700,000, some of which was used to fund a portion of the purchase price for Securities America. Interest on the November 2011 Loan is payable quarterly, commencing on December 31, 2011, at 11% per annum. Interest is payable in cash; provided that (i) from December 31, 2011 until November 4, 2013, we may, without the consent of any Lender, elect to satisfy our interest obligations by adding such amount to the outstanding principal balance of the note, in an amount of up to approximately 36% of accrued and unpaid interest on each payment date during such period, and (ii) after November 4, 2013 until maturity, we may also pay interest-in-kind with the consent of certain Lenders. This payment-in-kind feature increases the principal sum outstanding on the note that is due at maturity by the amount of such payment-in-kind. Ten percent (10%) of the principal amount of the November 2011 Loan, together with accrued and unpaid interest thereon, is due on each of December 31, 2014 and December 31, 2015, and the balance of the November 2011 Loan, together with accrued and unpaid interest thereon, is due on November 4, 2016. We may voluntarily repay the November 2011 Loan at any time without premium or penalty. The notes contain customary events of default, which, if uncured, permit the Lenders to accelerate the maturity date of the November 2011 Loan.

The aggregate principal amount outstanding under the November 2011 Loan at December 31, 2011 was $160,700,000.

At closing, we paid a one-time aggregate funding fee of $803,500 to the Lenders and issued to the Lenders warrants (“Warrants”) to purchase an aggregate of 10,713,332 shares of our common stock. The

Warrants are exercisable at any time prior to their expiration on November 4, 2016 at $1.68 per share, which was the closing price of our common stock on the closing date, as reported by the NYSE MKT.

The Lenders include Frost Nevada Investments Trust (“Frost Nevada”), an affiliate of our Chairman of the Board and principal shareholder, Phillip Frost, M.D., Vector Group, Ltd. (“Vector Group”), a more than 5% holder of our shares, and Richard J. Lampen, our President and Chief Executive Officer. The principal amounts loaned by Frost Nevada, Vector Group and Mr. Lampen were $135,000,000, $15,000,000 and $200,000, respectively. A special committee of our board reviewed and considered the terms of the loan agreement, the notes and the Warrants, and, upon such review and consideration, which included the advice of the Committee’s independent financial advisor the Committee, determined that the financing was fair from a financial point of view to us and our unaffiliated shareholders.

In connection with our acquisition of Investacorp in 2007, we entered into a $30,000,000 revolving credit agreement with Frost Gamma Investments Trust (“Frost Gamma”), an entity affiliated with Dr. Phillip Frost, our chairman of the board and our principal shareholder. Borrowings under the credit agreement bear interest at a rate of 11% per annum, payable quarterly. In August 2009, the revolving credit agreement was amended to extend the maturity date to August 25, 2016. In connection with the Securities America acquisition, in August 2011, we entered into a second amendment to the revolving credit agreement, under which available borrowings were increased by $10,000,000 to $40,000,000. The note issued under the credit agreement contains customary events of default, which if uncured, entitle the holder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, such note. The largest aggregate principal amount outstanding under this facility in 2011 was $25,950,000. In 2011, we paid to Frost Gamma $11,000,000 in principal and $2,369,385 in interest under this facility. The aggregate principal amount outstanding under this facility at December 31, 2011 was $22,550,000.

Howard Lorber is a consultant to Hallman & Lorber Associates, Inc., a private consulting and actuarial firm, and related entities, which receive commissions from insurance policies written for us. These commissions were approximately $105,000 in 2011. Hallman & Lorber Associates, Inc. continues to provide services to us during 2012.

Robert J. Eide, a former director, is chairman and chief executive officer of Aegis Capital Corp., a brokerage firm which does business with Ladenburg Thalmann & Co. Inc. in the ordinary course on customary terms. Such firm has acted as a selected dealer in several securities offerings in which Ladenburg was a lead underwriter, and commissions and fees paid to Aegis Capital Corp. for these 2011 securities offering were $992,594.

In September 2006, we entered into a management services agreement with Vector Group under which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, to serve as our president and chief executive officer and to provide certain other financial, tax and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns. In consideration for such services, we currently pay Vector Group a $600,000 annual fee (which increased to $750,000 in 2012 to reflect additional services to be provided as a result of the Securities America acquisition) plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in providing such services, and have agreed to indemnify Vector Group for any liabilities arising out of the provision of the services. We paid $600,000 in 2011 to Vector Group under this agreement. The agreement is terminable by either party upon 30 days’ prior written notice.

In March 2007, we entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, for the five-year period ending January 31, 2012. We are currently in negotiations for a new lease and are operating under the terms of the expired lease. The lease was for 15,831 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. The rent is inclusive of operating expenses, property taxes and parking. Rental payments for 2011 amounted to approximately $536,000. We received the advice of a commercial real estate firm at the time we entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

In September 2010, Investacorp, Inc. entered into an office lease with Frost Real Estate Holdings, LLC for a five-year lease ending in September 2015. The lease is for 11,475 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. Rental payments for 2011 amounted to approximately $252,000. We received the advice of a commercial real estate firm at the time we entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

Ladenburg Thalmann & Co. Inc employs Richard J. Rosenstock, a director, Richard Sonkin, the brother-in-law of Richard J. Rosenstock, and Steven Zeitchick, the brother of director Mark Zeitchick. In 2011, (i) Richard J. Rosenstock received approximately $216,000 in compensation, (ii) Richard Sonkin, received approximately $211,000 in compensation and (iii) Steven Zeitchick received $222,000 in compensation. It is anticipated that each of these individuals will receive in excess of $120,000 in compensation from us in 2012.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of copies of these forms furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) for fiscal 2011.

Independent Auditors

EisnerAmper LLP

For the fiscal years ended December 31, 2011 and 2010, EisnerAmper LLP served as our independent registered certified public accounting firm. A representative from EisnerAmper LLP is expected to attend the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

EisnerAmper LLP billed us the following amounts for professional services rendered for 2011 and 2010:

	2011	2010
	(in thousands)
Audit fees	$1,005	$675
Audit-Related fees	—	—
Tax fees	—	—
All other fees	221	26
Total fees	$1,226	$701

Audit Fees include fees for services performed by EisnerAmper LLP relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees would include fees for assurance and related services performed by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”.

Tax Fees would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees include fees for products and services provided by EisnerAmper LLP, other than the services reported above. The services performed primarily involved due diligence, review of corporate filings and research of various accounting and tax issues.

Audit Committee Pre-Approval Policy

Our audit committee pre-approves the engagement of EisnerAmper LLP to render audit and non-audit services. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees,” “Audit-Related Fee,” “Tax Fees” and “All Other Fees” above.

Solicitation of Proxies

We are paying the cost of soliciting proxies. Besides the use of the mails, we may solicit proxies by personal interview, telephone, e-mail or similar means. No director, officer or employee will be specially compensation for these activities. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

Submission of Shareholder Proposals and Nominations

Shareholder proposals or nominations to be presented at our 2013 annual meeting of shareholders must be received by us no later than April 29, 2013 and must otherwise comply with applicable SEC requirements to be considered for inclusion in the proxy statement and proxy for our 2013 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 520 Madison Avenue, 9th Floor, New York, New York 10022.

Any proposal submitted with respect to our 2013 annual meeting of shareholders that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mailed this proxy statement. However, if the date of our 2013 annual meeting of shareholders is changed by more than 30 days from the date of our 2012 annual meeting of shareholders, then the notice and proposal will be considered untimely if it is not received at least a reasonable time before we mail the proxy statement in respect of our 2013 annual meeting.

Communications with our Board of Directors

Shareholders and interested parties may communicate with our board of directors, any committee chairperson or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 520 Madison Avenue, 9th Floor, New York, New York 10022. Written communications received by the corporate secretary are reviewed for appropriateness. The corporate secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2013 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, if we do not receive notice of such proposal at our principal office in Miami, Florida, prior to July 13, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on September 28, 2012.

This proxy statement and the 2011 Annual Report are available at www.ladenburg.com/proxy.

Other Business

We are not aware of any other business to be presented at the annual meeting. If matters not described herein should properly come before the annual meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

President and Chief Executive Officer

Miami, Florida
August 27, 2012

APPENDIX A

LADENBURG THALMANN FINANCIAL SERVICES INC.
QUALIFIED EMPLOYEE STOCK PURCHASE PLAN AS AMENDED AND
RESTATED

ARTICLE I
BACKGROUND

1.1. Establishment of the Plan:  Ladenburg Thalmann Financial Services Inc. (the “Corporation”) hereby establishes a stock purchase plan, effective on the Effective Date (as defined herein), to be known as the “LADENBURG THALMANN FINANCIAL SERVICES INC. QUALIFIED EMPLOYEE STOCK PURCHASE PLAN” (the “Plan”), as set forth in this document. The Plan is intended to be a qualified employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder. The Plan shall not be construed as constituting an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

1.2 Applicability of the Plan:  The provisions of this Plan are applicable only to certain individuals who are Employees, as defined in the Plan.

1.3 Purpose of the Plan:  The purpose of the Plan is to provide employees of the Corporation and its Subsidiaries with an opportunity to purchase Common Stock of the Corporation through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Corporation in order to strengthen the mutuality of interests between such persons and the Corporation’s shareholders, and to provide a benefit that will assist the Corporation in competing to attract and retain employees of high quality.

ARTICLE II
DEFINITIONS

Whenever capitalized in this document, the following terms shall have the respective meanings set forth below. Except when otherwise indicated by the context, the definition of any term herein in the singular may also include the plural.

2.1 Administrator:  Administrator shall mean the person or persons (who may be officers or employees of the Corporation) selected by the Committee to operate the Plan, perform day-to-day administration of the Plan, and maintain records of the Plan.

2.2 Board:  Board shall mean the Board of Directors of the Corporation.

2.3 Change of Control:  Change of Control shall mean: (a) the sale, lease, transfer, conveyance, merger, consolidation or other disposition (other than a merger or consolidation that does not result in any change in the Corporation’s stock and in which a majority of the successor’s voting securities is held by holders of the Corporation’s Common Stock immediately before such transaction ), in one or a series of related transactions, of all or substantially all the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person, (b) the consummation of any transaction (including any merger or consolidation) the result of which is that any Person, directly or indirectly, becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the Voting Securities of the Corporation, or (c) the first day on which a majority of the members of the Board are not Continuing Directors.

2.4 Code:  Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto and the regulations thereunder.

2.5 Committee:  Committee shall mean the Compensation Committee of the Board or any other committee which consists of members of the Board and which has been designated by the Board to have the general responsibility for the administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its sole and absolute discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Committee’s determinations on the foregoing matters shall be conclusive and binding upon all persons.

2.6 Common Stock:  Common Stock shall mean Common Stock, par value $.0001 per share, of the Corporation.

2.7 Compensation:  Compensation shall mean, for any Participant, for any period, the Participant’s total salary, wages, commissions and bonuses to be paid to the Participant for the respective period. Compensation shall be determined before giving effect to any salary reduction amounts contributed pursuant to a Participant’s election under a plan maintained by an Employer under Code Section 401(k) or under Code Sections 125 or 129.

2.8 Continuing Directors:  The individuals who constituted the Board on the Effective Date (the “Incumbent Directors”); provided that any individual becoming a director after the date hereof shall be considered to be an Incumbent Director if such individual’s election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting.

2.9 Corporation:  Corporation shall mean Ladenburg Thalmann Financial Services Inc. or any successor thereto.

2.10 Date of Grant:  Date of Grant shall mean the first day of each Option Period, or the last day of each Participation Cycle, as determined by the Committee.

2.11 Effective Date:  Effective Date shall mean September 28, 2012, or such later date as shall be established by the Committee.

2.12 Employee:  Employee shall mean a person employed by an Employer who is classified by the Employer as an employee (and not as an independent contractor no matter how characterized by a court or administrative agency).

2.13 Employer:  Employer shall mean the Corporation and each Subsidiary other than a Subsidiary designated by the Committee as not being an Employer for purposes of the Plan.

2.14 Exchange Act:  The Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

2.15 Exercise Date:  Exercise Date shall mean the last day of each Option Period or Participation Cycle, as determined by the Committee, but in no event later than the last date permitted under Code Section 423(b)(7).

2.16 Fair Market Value:  Fair Market Value, as of any given date, shall mean, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, the last sale price of the Common Stock in the principal trading market for the Common Stock on the relevant date or, in the absence of a sale on such date, the last trading day preceding such relevant date, as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, but is traded in the over-the-counter market, the closing bid price for the Common Stock on the relevant date or, in the absence of a sale on such date, the last trading day preceding such relevant date, for which such quotations are reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Committee shall determine, in good faith.

2.17 Option:  Option shall mean a right to purchase Common Stock under the Plan granted by the Committee in accordance with Section 5.1.

2.18 Option Period:  Option Period shall mean the period of time between the Date of Grant and the Exercise Date.

2.19 Option Price:  Option Price shall mean the purchase price per share of Common Stock determined under Section 5.2.

2.20 Participant:  Participant shall mean any Employee who has elected to participate in the Plan under Section 3.3 and who has an account balance under the Plan.

2.21 Participation Cycle:  Participation Cycle shall mean the period of time between Exercise Dates, if the Date of Grant and Exercise Date are the same.

2.22 Person:  Any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.23 Plan:  Plan shall mean the Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan, as amended and in effect from time to time.

2.24 Request Form:  Request Form shall mean an Employee’s authorization form, specifying the Employee’s payroll deduction percentage in accordance with Section 6.2, and containing such terms and provisions as may be required by the Administrator.

2.25 Subsidiary:  Subsidiary shall mean any present or future Corporation which is a “subsidiary corporation” of the Corporation as defined in Code Section 424.

2.26 Voting Securities:  Voting Securities shall mean securities of the Corporation ordinarily having the power to vote for the election of directors of the Corporation.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1 Eligibility:  Each Employee who is regularly scheduled to work for an Employer at least 20 hours each week and at least five months each calendar year shall be eligible to participate in the Plan as of the later of:

(i)	the next Option Period or Participation Cycle commencing after 90 days following the Employee’s last date of hire by an Employer; or
(ii)	the Effective Date.

Notwithstanding the foregoing: (i) the Committee may (but need not), in its sole discretion, exclude from participation in the Plan any group of Employees who are highly compensated employees within the meaning or Code Section 414(q), including, without limitation, any Employee who as of the date of determination is, or during any portion of the preceding six months was, a “reporting person” within the meaning of Section 16 of the Exchange Act; and (ii) no Employee shall participate in the Plan with respect to any Option grant if, immediately after the Option grant, the Employee would own stock, and/or hold outstanding options or rights to purchase stock (whether under the Plan or otherwise), possessing five percent or more of the total combined voting power or value of all classes of outstanding stock of the Corporation or any Subsidiary. For purposes of this Section, the attribution rules of Code Section 424(d) shall apply in determining stock ownership of any Employee.

3.2 Calendar Year $25,000 Limit:  Notwithstanding anything else contained herein, no Employee may be granted an Option which permits such Employee’s rights to purchase Common Stock under the Plan (and any other qualified employee stock purchase plan, within the meaning of Code Section 423, of the Corporation and its Subsidiaries, collectively, “Other ESPPs”) to accrue at a rate which exceeds $25,000 (or such lower rate as is designated by the Committee) of Fair Market Value of such Common Stock for each calendar year in which an Option is outstanding at any time. In such event, the Employee’s contributions will be adjusted downward to the extent necessary to avoid exceeding such calendar year limit. For purposes of this Section 3.2, Fair Market Value shall be determined as of the Date of Grant.

3.3 Initial Participation:  An Employee eligible to participate in the Plan under Section 3.1 may submit a Request Form to the Administrator for an Option Period or Participation Cycle. The Request Form shall authorize a regular after-tax payroll deduction from the Employee’s Compensation for such Option Period or Participation Cycle. The authorization set forth in such Request Form shall continue in effect indefinitely, but subject to modification or discontinuance at a later date, in accordance with Article VI. The Committee may (but need not), in its sole discretion, elect to allow Participants to participate by submitting payment in other forms such as lump sum cash payments.

ARTICLE IV
STOCK AVAILABLE

4.1 Number of Shares:  Subject to adjustment in accordance with Sections 4.2 and 4.3, an aggregate of 10,000,000 shares of Common Stock shall be available for purchase by Participants pursuant to the provisions of the Plan. These shares may be authorized and unissued shares, shares issued and held by the Corporation as treasury stock or may be shares issued and subsequently acquired by the Corporation, as may be determined from time to time by the Committee. If an Option under the Plan expires or terminates for any reason without having been exercised in whole or in part, the shares subject to such Option that are not purchased shall again be available for subsequent Option grants under the Plan. If the total number of shares of Common Stock for which Options are exercised on any Exercise Date exceeds the maximum number of shares available for the Option Period, the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of the cash credited to Participants’ accounts shall be distributed to the Participants as soon as practicable.

4.2 Adjustment in Event of Changes in Capitalization:  In the event of a common stock dividend on the Common Stock, a common stock split or combination of shares of Common Stock, recapitalization or other change in the Corporation’s capitalization, in each case affecting all outstanding shares of Common Stock as a whole, an appropriate and proportionate adjustment may, to the extent it deems appropriate, be made by the Committee in the number and kind of shares as to which outstanding Options or portions thereof then unexercised shall be exercisable and in the available shares set forth in Section 4.1. Any adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option Price per share.

4.3 Dissolution, Liquidation, Merger or Similar Transaction:  Upon the dissolution or liquidation of the Corporation, or upon a reorganization, merger, or consolidation of the Corporation with one or more corporations in which the Corporation is not the surviving corporation, or upon sale of substantially all of the property or stock of the Corporation to another corporation, the holder of each Option then outstanding under the Plan shall be entitled to receive, at the next Exercise Date and upon the exercise of such Option, for each share of Common Stock for which such Option is exercisable, as nearly as reasonably may be determined, the cash, securities, or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction.

ARTICLE V
OPTION PROVISIONS

5.1 Options:  The Committee may grant Options to eligible Employees during the term of the Plan. The number, Date of Grant and Exercise Date of any Options shall be determined by the Committee in its sole discretion. The Option Period or Participation Cycle need not be the same for each grant and more than one Option may commence or terminate on the same date if the Committee so provides. The Committee may at any time suspend or accelerate an Option if required by law or deemed by the Committee to be in the best interests of the Corporation, including in the event of a Change of Control.

5.2 Option Price:  The Option Price of a share of Common Stock purchased for a Participant pursuant to the exercise of an Option for any Option Period or Participation Cycle shall be set by the Committee from time to time (but in no event later than ten (10) days prior to the Option Period or Participation Cycle to which it relates) but shall be no less than ninety-five percent (95%) of the Fair Market Value of a share of Common Stock on the Exercise Date.

ARTICLE VI
PURCHASING COMMON STOCK

6.1 Participant’s Account:

(a) The Administrator shall establish a book account in the name of each Participant. A Participant’s payroll deductions and dividends on the Common Stock, if any, credited to his or her account, as discussed in Section 6.2 below, shall be credited to the Participant’s account, without interest, until such cash is withdrawn, distributed, or used to purchase Common Stock as described below.

(b) Until the exercise of an Option pursuant to Section 6.5 below, all Participant funds received or held by the Corporation under the Plan shall be held by the Corporation for the credit of the Participant as part of the Corporation’s general funds and may be used by the Corporation for any corporate purpose. The Corporation shall not be obligated to segregate any assets with respect to the Plan. All funds received by the Corporation as consideration for purchases of Common Stock hereunder may be used by the Corporation for any corporate purpose.

6.2 Payroll Deductions:

(a) Payroll Deductions:  Subject to Section 3.2, by submitting a Request Form before the beginning of any month in which an Option Period or Participation Cycle begins and in accordance with rules adopted by the Committee, an Employee eligible to participate in the Plan under Section 3.1 may, initially in accordance with Section 3.3, or thereafter authorize an after-tax payroll deduction to purchase Common Stock under the Plan for such Option Period or Participation Cycle. The payroll deduction shall be in any whole percentage from 1 to 15 percent (or such higher or lower limit as is designated by the Committee from time to time (but in no event later than ten (10) days prior to the Option Period or Participation Cycle to which it relates)) of such Employee’s Compensation payable each pay period, and at any other time an element of Compensation is payable. A Participant’s payroll deduction, however, shall be at least ten dollars ($10.00) (or such higher or lower limit as is designated by the Committee from time to time (but in no event later than ten (10) days prior to the Option Period or Participation Cycle to which it relates)) each payroll period.

(b) Duration:  A Participant’s Request Form submitted under Section 3.3 or 6.2(a) shall remain effective until modified or discontinued under Section 6.3 or such Participant is no longer eligible to participate in the Plan pursuant to the terms hereof or until the Plan is terminated.

(c) Suspension of Participation Following Hardship Distribution:  No Participant shall make any elective contribution or employee contribution to this Plan (within the meaning of Treasury Regulation Section 1.401(k)-1(d)(2)(iv)(B)(4)) for a period of 12 months after the Participant’s receipt of a hardship distribution from a plan of the Employer or a party that is aggregated with the Employer under Code Section 414(b), (c), (m) or (o) containing a cash or deferred arrangement under Code Section 401(k).

6.3 Deduction Modifications and Discontinuance:

(a) A Participant may not increase his or her payroll deduction under Section 6.2 during an Option Period or Participation Cycle. A Participant may increase his or her payroll deductions for future Option Periods or Participation Cycles, effective as of the first payroll period of any month by filing a new Request Form in accordance with and subject to such advance notice requirements and other rules and procedures as may be established from time to time by the Committee hereunder.

(b) A Participant may decrease or completely discontinue his or her payroll deductions at any time by filing a new Request Form with the Administrator. This decrease or discontinuance shall be effective on the first payroll period of any month after receipt of the Request Form by the Administrator in accordance with and subject to such advance notice requirements and other rules and procedures as may be established from time to time by the Committee hereunder. Any modification or discontinuance under this Section 6.3 shall be deemed a revocation of any and all prior Request Forms filed by the Participant.

6.4 Transfer to Ineligible Status:

(a) If a Participant becomes employed by a Subsidiary not participating in the Plan, or remains employed with an Employer but is no longer customarily scheduled to work at least 20 hours each week and at least five months each calendar year, the Participant shall cease to be eligible for payroll deductions pursuant to Section 3.3 or 6.2(a). The cash standing to the credit of the Participant’s account shall become subject to the provisions of Section 7.1.

(b) If the Participant again becomes an Employee of an Employer and is customarily scheduled to work at least 20 hours each week and at least five months each calendar year, the Participant shall not be eligible to participate in the Plan until he or she has filed a new Request Form in accordance with the Plan and the rules and procedures established from time to time by the Committee hereunder.

6.5 Exercise of Option:

(a) Unless the cash credited to a Participant’s account is withdrawn or distributed as provided in ARTICLE VII, his or her Option shall be deemed to have been exercised automatically on the Exercise Date for the purchase of the number of full shares of Common Stock which the cash credited to his or her account at that time will purchase at the Option Price.

(b) Fractional shares of Common Stock shall not be issued or purchased under the Plan. Any accumulated cash balances which would have been used to purchase fractional shares shall be held in the Participant’s account for application in the next Option Period or Participation Cycle if a valid Request Form is in effect for such Option Period or Participation Cycle or otherwise distributed to the Participant without interest as soon as practicable.

(c) The Committee, in its sole discretion, may determine that, upon exercise of Options, shares of Common Stock shall be delivered by the Corporation by (i) issuing and delivering to the Participant a certificate for the number of shares of Common Stock purchased by the Participant on an Exercise Date or (ii) issuing and delivering a certificate or certificates or other evidence of ownership of the number of shares of Common Sock purchased by all Participants on an Exercise Date, as determined by the Committee, to a brokerage firm selected by the Committee from time to time which is a member of the National Association of Securities Dealers (the “Selected Brokerage Firm”), which may be a subsidiary of the Company. Any such shares so delivered to the Selected Brokerage Firm shall be maintained by such firm in a separate brokerage account for each Participant. The issuance and delivery of shares hereunder shall occur monthly or at such other intervals as the Committee may determine, consistent with the requirements of the Code.

6.6 Listing, Registration and Qualification of Shares:  The granting of Options for, and the sale and delivery of, Common Stock under the Plan shall be subject to the effecting by the Corporation of any listing, registration, or qualification of the shares of such Common Stock upon any securities exchange or under any federal or state law, as determined by the Committee in its sole discretion, or the obtaining of the consent or approval of any governmental body which the Committee deems necessary or desirable for the issuance or purchase of the shares covered.

ARTICLE VII
WITHDRAWALS AND DISTRIBUTIONS

7.1 Discontinuance of Deductions and Transfer to Ineligible Status:  In the event of a Participant’s complete discontinuance of payroll deductions under Section 6.3 for any reason (including termination of the Participant’s employment by the Employer for any reason, leave of absence or other ineligibility of such Participant), the cash balance then standing to the credit of the Participant’s account, if any, shall be returned to the Participant, in cash, without interest, as soon as practicable.

7.2 Designation of Beneficiary:  A Participant shall designate his or her beneficiary in the event of the Participant’s death, on his or her Request Form. This designation of beneficiary may be changed by the Participant at any time by written notice to the Administrator received prior to the participants death. In the event of the death of the Participant in the absence of a validly designated beneficiary under the Plan who is living at the time of the Participant’s death, the estate of the Participant shall be deemed the Participant’s beneficiary.

7.3 Registration of Certificates; Restrictions on Transfer:  The Common Stock certificates or other evidence of shares, when withdrawn or distributed under this ARTICLE VII or Section 6.5, shall be registered only in the name of the Participant (or beneficiary, if applicable) or, if so specified in timely written instructions to the Administrator, in the name of the Participant (or beneficiary, if applicable) and any other person as joint tenants with right of survivorship. The Committee may permit a Participant who is a resident of a jurisdiction which does not recognize such joint tenancy to have such certificates or other evidence of shares registered in the Participant’s name as tenant in common with a member of such Participant’s immediate family, without right of survivorship. No other names may be included in the Common Stock registration. Each Common Stock certificate distributed under the Plan shall bear a legend prohibiting any transfer by the Participant (or joint or common tenant or beneficiary or estate of any of them, as applicable) of any share of Common Stock represented by such certificate during the 90 day period following the Exercise Date as of which such share was purchased, other than by will or by the laws of descent and distribution. The restrictions and limitations on the sale of Common Stock imposed under this Section 7.3 shall apply equally to any shares of Common Stock delivered to the Selected Brokerage Firm pursuant to Section 6.5, whether or not such shares are represented by a certificate.

ARTICLE VIII
ADMINISTRATION; AMENDMENT, TERM AND TERMINATION

8.1 Administration:  The Plan shall be administered by the Committee, which shall have plenary authority, in its sole discretion, to:

(i)	define, prescribe, amend and rescind rules, regulations, procedures, terms and conditions relating to the Plan; and
(ii)	interpret, administer and construe the Plan and make all other determinations necessary or advisable for the administration of the Plan, including but not limited to correcting defects, reconciling inconsistencies and resolving ambiguities.

The interpretation by the Committee of the terms and conditions of the Plan, and its administration of the Plan and all action take by the Committee hereunder, shall be final, binding and conclusive on the Corporation, its stockholders, Subsidiaries, all Participants and Employees, and upon their respective successors and assigns, and upon all other persons claiming under or through any of them or otherwise under the Plan.

8.2 Amendment:  The Committee shall have the right to amend or modify the Plan, in full or in part, at any time and from time to time; provided, however, that no amendment or modification shall:

(i)	affect any right or obligation with respect to any grant previously made, unless required by law, including for continued satisfaction of the requirements of the Code, or
(ii)	unless previously approved by the stockholders of the Corporation, if such approval is necessary to satisfy federal securities laws, the Code, or the rules of any stock exchange on which the Corporation’s Common Stock is listed:
(1)	in any manner materially affect the eligibility requirements set forth in Sections 3.1, or change the definition of Employer as set forth in Section 2.11, or
(2)	increase the aggregate number of shares of Common Stock issuable upon the exercise of Options or other grants under the Plan (except as provided in Sections 4.2 and 4.3), or
(3)	materially increase the benefits to Participants under the Plan.

8.3 Termination:  The Committee may suspend or terminate the Plan at any time in its sole and absolute discretion. The Plan shall be suspended or terminated by the Committee if at any time the number of shares of Common Stock authorized for purposes of the Plan is not sufficient to meet all purchase requirements, except as specified in Section 4.1. Upon suspension or termination of the Plan, the Administrator shall give notice thereof to all Participants and shall terminate all payroll deductions. Cash balances then credited to Participants’ accounts shall be distributed promptly, without interest.

8.4 Term of Plan:  Unless previously terminated pursuant to Section 8.3, the Plan shall terminate on and no grants shall be made after, the date on which all shares authorized for issuance under the Plan have been issued hereunder or on the 10th anniversary of the Effective Date, whichever occurs first. Notwithstanding the foregoing, the Plan will terminate and will not become effective if it is not approved by the Corporation’s shareholders in accordance with Section 9.1.

ARTICLE IX
MISCELLANEOUS

9.1 Shareholder Approval:  The Plan shall be submitted for approval and ratification by the shareholders of the Corporation, as required by Treasury regulation Section 1.423-2(c), not later than August 7, 2013.

9.2 No Employment Rights:  Neither the establishment of the Plan, nor the grant of any Options thereunder or the exercise thereof, shall be deemed to give to any Employee the right to be retained in the employ of the Corporation or any Subsidiary or to interfere with the right of the Corporation or any Subsidiary to discharge any employee or otherwise modify the employment relationship at any time.

9.3 Tax Withholding:  The Administrator may make appropriate provisions for withholding of federal, state, and local income taxes, and any other taxes, from a Participant’s Compensation to the extent the Administrator deems such withholding to be required.

9.4 Rights Not Transferable:  Rights and Options granted under this Plan are not transferable by the Participant other than by will or by the laws of descent and distribution and are exercisable only by the Participant during his or her lifetime (or his or her beneficiary or estate, if applicable). Except as set forth in the preceding sentence, no interest of the Participant under the Plan may be assigned, transferred, pledged, mortgaged or otherwise alienated or anticipated, nor shall any such interest be subject to garnishment, attachment, execution or levy or any kind or any other legal process, whether by virtue of bankruptcy, insolvency or other operation of law, prior to delivery of shares of Common Stock to the Participant or the Selected Brokerage Firm.

9.5 No Repurchase of Stock by Corporation:  The Corporation is under no obligation to repurchase from any Participant any shares of Common Stock acquired under the Plan.

9.6 Restrictions on Transfer of Purchased Shares:  Neither the establishment of the Plan, nor the grant of any Options thereunder or the exercise thereof, shall be deemed to release any Employee from the restrictions and obligations imposed on such individual pursuant to the Corporation’s Insider Trading Policy regarding the sale and disposition of securities owned by employees and/or directors of the Corporation. Further, the Committee shall require each Participant to acknowledge in his or her respective Request Form that such individual will not sell, transfer by any means or otherwise dispose of any shares of Common Stock acquired under the Plan except in accordance with such Policy.

9.7 Governing Law:  The Plan shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to principles of conflicts of laws of such State or of any other jurisdiction) except to the extent such laws are preempted by the laws of the United States.

9.8 Indemnification:  With respect to liabilities arising under or relating to the Plan, the Corporation shall indemnify each member of the Board and the Committee and each other officer or employee of the Corporation, including the Administrator, to whom any duty or power relating to the Plan may be allocated or delegated, in each case to the fullest extent permitted by the law and the Corporation’s Certificate of Incorporation and Bylaws.

9.9 Administrative Costs:  The Corporation shall pay all administrative expenses associated with the operation of the Plan including expenses of issuance and sale of shares, but excluding brokerage commissions on the sale of shares.

Ladenburg Thalmann Financial Services Inc. — Proxy
Solicited By The Board Of Directors
for Annual Meeting To Be Held on September 28, 2012

The undersigned shareholder(s) of Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Company”), hereby appoints Richard J. Lampen, Mark Zeitchick and Brett H. Kaufman, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on September 28, 2012 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR the following proposals.

1.	Election of the following Directors:

FOR all nominees listed below except as marked to the contrary below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Henry C. Beinstein, Phillip Frost, M.D., Brian S. Genson, Saul Gilinski, Dmitry Kolosov, Dr. Richard M. Krasno, Richard J. Lampen, Howard M. Lorber, Jeffrey S. Podell, Richard J. Rosenstock, Jacqueline M. Simkin and Mark Zeitchick

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.

2.	Advisory vote on executive compensation (say on pay).

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Approval of the Amended and Restated Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Approval of ratification of EisnerAmper LLP as independent registered public accounting firm for fiscal 2012.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

☐ I plan on attending the Annual Meeting.

Date: , 2012
Signature
Signature if held jointly
Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.